                                                                  EXHIBIT 10.29

================================================================================



                              THE GNI GROUP, INC.


                                  $20,000,000

                   12.00% Senior Subordinated Notes due 2003



                           -------------------------

                                NOTE AND WARRANT
                               PURCHASE AGREEMENT

                           -------------------------




                         Dated as of December 31, 1996



================================================================================

                               TABLE OF CONTENTS


1.   Authorization of Notes and Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

2.   Sale and Purchase of Notes and Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
  2.1.   Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
  2.2.   Issue Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

3.   Closing; Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
  3.1.   Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
  3.2.   Transaction Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
  3.3.   Legal Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

4.   Conditions to Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
  4.1.   Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
  4.2.   Performance; No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
  4.3.   Compliance Certificate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
  4.4.   Opinions of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
  4.5.   Guaranties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
  4.6.   Satisfaction of Company Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
  4.7.   Consents, Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
  4.8.   Compliance with Securities Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
  4.9.  No Adverse U.S. Legislation, Action or Decision,
         etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
  4.10.  No Actions Pending   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
  4.11.  Purchase Permitted By Applicable Law, etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
  4.12.  Proceedings and Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
  4.13.  Sale of Other Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
  4.14.  Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
  4.15.  Private Placement Numbers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

5.   Representations and Warranties, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
  5.1.   Organization, Standing, etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
  5.2.   Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
  5.3.   Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
  5.4.   Business; Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
  5.5.   Changes, etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
  5.6.   Debt   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
  5.7.   Capital Stock and Related Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
  5.8.   Compliance with Other Instruments, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
  5.9.   Governmental Consent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
  5.10.  Litigation, etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
  5.11.  Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
  5.12.  Title to Properties; Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
  5.13.  Tax Returns and Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
  5.14.  Patents, Trademarks, Authorizations, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
  5.15.  Compliance with ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
  5.16.  Federal Reserve Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
  5.17.  Foreign Assets Control Regulations, etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
  5.18.  Status Under Certain Federal Statutes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
  5.19.  Solvency of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
  5.20.  Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

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

  5.21.  Offer of Notes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
  5.22.  Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
  5.23.  Certain Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

6.   Purchase Intent; Source of Funds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
  6.1.   Purchase Intent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
  6.2.   Source of Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

7.   Accounting; Financial Statements and Other
     Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

8.   Inspection; Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
  8.1.   Inspection   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
  8.2.   Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

9.   Prepayment of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
  9.1.   Optional Prepayments with Premium  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
  9.2.   Optional Prepayment upon Public Offering   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
  9.3.   Contingent Prepayment Upon Change of Control   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
  9.4.   Contingent Prepayment Upon Sale of Certain
         Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
  9.5.   Notice of Optional Prepayments; Officers'
         Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
  9.6.   Allocation of Partial Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
  9.7.   Maturity; Surrender, etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
  9.8.   Acquisition of Notes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

10.  Business and Financial Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
  10.1.  Minimum Net Worth  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
  10.2.  Debt   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
  10.3.  Interest Coverage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
  10.4.  Restricted Investments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
  10.5.  Restricted Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
  10.6.  Transactions with Affiliates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
  10.7.  Consolidation, Merger, Sale of Assets, etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
  10.8.  Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
  10.9.  Corporate Existence, etc.; Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
  10.10. Payment of Taxes and Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
  10.11. Compliance with ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
  10.12. Maintenance of Properties; Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
  10.13. Additional Guaranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
  10.14. Restrictions Affecting Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

11.  Events of Default; Acceleration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

12.  Remedies on Default, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

13.  Subordination of Subordinated Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
  13.1.  General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
  13.2.  Superior Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
  13.3.  Default in Respect of Superior Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
  13.4.  Insolvency, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
  13.5.  Payments and Distributions Received  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42





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

  13.6.  No Prejudice or Impairment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
  13.7.  Payment of Superior Debt, Subrogation, etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
  13.8.  No Commencement of Proceeding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

14.  Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

15.  Registration, Transfer and Substitution of
     Notes; Action by Noteholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
  15.1.  Note Register; Ownership of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
  15.2.  Transfer and Exchange of Notes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
  15.3.  Replacement of Notes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
  15.4.  Notes held by Company, etc., Deemed Not
         Outstanding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

16.  Payments on Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
  16.1.  Place of Payment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
  16.2.  Home Office Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

17.  Expenses, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

18.  Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

19.  Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

20.  Notices, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

21.  Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

SCHEDULE A  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Schedule of Purchasers

SCHEDULE B  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Schedule of Debt and Liens

SCHEDULE C  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Schedule of Subsidiaries

EXHIBIT A . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Form of 12.00% Senior Subordinated Note

EXHIBIT B . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Form of Warrant

EXHIBIT C-1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Form of Opinion of Counsel to Company

EXHIBIT C-2 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Form of Opinion of Counsel to Purchaser

EXHIBIT D . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Form of Guaranty Agreement

                              The GNI Group, Inc.
                             2525 Battleground Road
                             Deer Park, Texas 77536


             12.00% Senior Subordinated Notes due December 31, 2003
                       Warrants to Purchase Common Stock

                                                   Dated as of December 31, 1996


TO EACH OF THE PURCHASERS LISTED IN
         THE ATTACHED SCHEDULE A

Ladies and Gentlemen:

                 The GNI Group, Inc., a Delaware corporation (the "Company"), agrees with you as follows:

                 1. Authorization of Notes and Warrants. The Company will (pursuant to this Agreement and the Other Agreements referred to below) authorize the issue and sale of (a) $20,000,000 aggregate principal amount of its 12.00% Senior Subordinated Notes due December 31, 2003 (the "Notes", such term to include any such notes issued in substitution therefor pursuant to section 15), to be substantially in the form of the Note set out in Exhibit A, with such changes therefrom, if any, as may be approved by you and the Company, and (b) warrants (the "Warrants", such term to include any warrants issued in substitution therefor pursuant to section 15) to purchase an aggregate of 428,400 shares of the Common Stock, par value $.01 per share (the "Common Stock"), of the Company at an initial exercise price of $.01 per share, to be substantially in the form of the Warrant set out in Exhibit B, with such changes therefrom, if any, as may be approved by you and the Company. Certain capitalized terms used in this Agreement are defined in section 14; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

                 2. Sale and Purchase of Notes and Warrants. 2.1. Purchase Price. The Company will issue and sell to you and, subject to the terms and conditions of this Agreement, you will purchase from the Company, at the Closing provided for in section 3, (a) Notes in the principal amount specified opposite your name in Schedule A and (b) Warrants for the number of shares of Common Stock specified opposite your name in Schedule A; at the purchase price specified opposite your name in Schedule A. Contemporaneously with entering into this Agreement, the Company is entering into separate Note Agreements (the "Other Agreements") identical with this Agreement with the other purchasers named in Schedule A (the "Other Purchasers"), providing for the sale to each Other Purchaser, at such Closing, of Notes in the principal amount specified opposite its name in Schedule A.

                 2.2. Issue Price. The Company and you agree for U.S. federal income tax purposes (a) that (x) the present value as of the Closing Date of all payments under the Notes, using a discount rate based on a yield which the Company and you agree is the original yield of comparable debt instruments not issued as part of an investment unit (which rate is not less than the applicable federal rate on the date the Notes are issued), is $923.10 per $1,000 principal amount, and that (y) the aggregate "issue price" under Section 1273(b) of the Code of all of the Notes to be issued hereunder and under the Other Agreements is $18,462,044; and (b) that the aggregate purchase price under Section 1273(b) of the Code of all of the Warrants to be issued hereunder and under the Other Agreements is $1,537,956. The Company and you agree to use the foregoing issue price, purchase price, value and the yield which results in such issue price for U.S. federal income tax purposes with respect to this transaction.

                 3. Closing; Fees. 3.1. Closing. The sales of the Notes and the Warrants to be purchased by you shall take place at the offices of Becker, Glynn, Melamed & Muffly LLP, at 10:00 a.m., New York City time, at a closing (the "Closing") on December 31, 1996 or on such other Business Day thereafter as may be agreed upon by the Company and you. At the Closing the Company will deliver to you (a) the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as shall be set forth in Schedule A or as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee), and (b) the Warrants to be purchased by you in the form of a single warrant certificate (or such greater number of warrant certificates as shall be set forth in Schedule A or as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee); against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor. If at the Closing the Company shall fail to tender such Notes or such Warrants to you as provided above in this section 3, or any of the conditions specified in section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any other rights you may have by reason of such failure or such nonfulfillment.

                 3.2. Transaction Fees. On the date of the Closing, the Company will pay to you (or to the Person designated by you for payment in Schedule A), in immediately available funds, a transaction fee equal to 2.0% of the aggregate purchase price for the Notes and Warrants purchased by you on the Closing Date, by crediting the account specified below your name in Schedule A for the payment of transaction fees.

                 3.3. Legal Fees. On the date of the Closing, the Company will pay the reasonable fees and disbursements of your special counsel and your special environmental counsel incurred in connection with the transactions contemplated by this Agreement and set forth in a statement delivered to the Company on or prior to the date of the Closing, and thereafter the Company will pay, promptly upon receipt of a supplemental statement therefor, additional reasonable fees and disbursements of your special counsel, if any, incurred in connection with such transactions.

                 4. Conditions to Closing. Your obligation to purchase and pay for the Notes and Warrants to be sold to you at the Closing is subject to the fulfillment to your satisfaction, or waiver, prior to or at the Closing, of the following conditions:

                 4.1. Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be correct when made and at the time of the Closing, except as affected by the consummation of such transactions.

                 4.2. Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and at the time of the Closing no Event of Default or Potential Event of Default shall have occurred and be continuing.

                 4.3. Compliance Certificate. The Company shall have delivered to you an Officers' Certificate, dated the date of the Closing, certifying that the conditions specified in sections 4.1 and 4.2 have been fulfilled.

                 4.4. Opinions of Counsel. You shall have received (a) from Bracewell & Patterson, L.L.P., counsel for the Company, and (b) from Becker, Glynn, Melamed & Muffly LLP, your special counsel in connection with the transactions contemplated by this Agreement, favorable opinions substantially in the forms set forth in Exhibits C-1 and C-2, respectively, and covering such other matters incident to such transactions as you may reasonably request, each addressed to you, dated the date of the Closing and otherwise satisfactory in substance and form to you.

                 4.5. Guaranties. Each of the Company's Restricted Subsidiaries shall have executed and delivered to you the Guaranty Agreement, substantially in the form of Exhibit D, unconditionally and irrevocably guaranteeing to you the full and prompt payment and performance of the Company's obligations under the Notes.

                 4.6. Satisfaction of Company Obligations. All of the obligations of the Company shown on Schedule B as obligations that are required or intended to be satisfied on or prior to the Closing Date shall have been satisfied in full and all Liens securing any of such obligations shall have been released.

                 4.7. Consents, Agreements. The Company shall have obtained all consents and waivers, under any term of any agreement or instrument to which it is a party or by which it or any of its properties is bound, or any term of any applicable law, ordinance, rule or regulation of any governmental authority, or any term of any applicable order, judgment or decree of any court, arbitrator or governmental authority, necessary in order for the Company to execute and deliver this Agreement and to perform its obligations under this Agreement, and such consents and waivers shall be in full force and effect on the Closing Date. A complete and correct copy of each of such consents and waivers shall have been delivered to you.

                 4.8. Compliance with Securities Laws. The offering and sale of the Notes and Warrants to you and the Other Purchasers shall have complied with all applicable requirements of federal and state securities laws and you shall have received evidence thereof in form and substance reasonably satisfactory to you.

                 4.9.  No Adverse U.S. Legislation, Action or Decision, etc.
No legislation shall have been enacted by either house of Congress or favorably reported by any committee thereof, no other action shall have been taken by any governmental authority, whether by order, regulation, rule, ruling or otherwise, and no decision shall have been rendered by any court of competent jurisdiction, which would have a Material Adverse Effect.

                 4.10. No Actions Pending. There shall be no suit, action, investigation, inquiry or other proceeding by any governmental body or any other Person or any other legal or administrative proceeding pending or, to the Company's knowledge, threatened which questions the validity or legality of the transactions contemplated by this Agreement or the other Operative Agreements or which seeks damages or injunctive or other equitable relief in connection therewith.

                 4.11. Purchase Permitted By Applicable Law, etc. On the date of the Closing your purchase of Notes and Warrants (a) shall be permitted by the laws and regulations of each jurisdiction to which you are subject and (b) shall not subject you to any tax, penalty or, in your reasonable judgment, other onerous condition by reason of any change after the date of this Agreement in any applicable law or governmental regulation. If requested by you, you shall have received, at least five Business Days prior to the Closing, an Officers' Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

                 4.12. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

                 4.13. Sale of Other Notes. Contemporaneously with the Closing the Company shall sell to the Other Purchasers the Notes and Warrants to be purchased by them at the Closing as specified in Schedule A.

                 4.14.  Fees.  The fees required to be paid by sections 3.2 and
3.3 shall have been paid as therein provided.

                 4.15. Private Placement Numbers. The Company shall have obtained from Standard & Poor's, CUSIP Service Bureau, private placement numbers for the Notes and the Warrants.

                 5. Representations and Warranties, etc. The Company represents and warrants that:

                 5.1. Organization, Standing, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement, to issue and sell the Notes and the Warrants and to carry out the terms of this Agreement, the Notes and the Warrants.

                 5.2. Subsidiaries. Schedule C correctly lists as to each Subsidiary on the date of this Agreement (a) its name, (b) the jurisdiction of its incorporation, (c) the percentage of its issued and outstanding shares owned by the Company or another Subsidiary (specifying such other Subsidiary) and (d) whether it is a Restricted Subsidiary. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Guaranty Agreement and to carry out the terms of the Guaranty Agreement. All the outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and non-assessable, and all such shares indicated in Schedule C as owned by the Company or by any other Subsidiary are so owned beneficially and of record by the Company or by such other Subsidiary and are (except as contemplated by the Credit Agreement) free and clear of any Lien.

                 5.3. Qualification. Each of the Company and its Subsidiaries is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction (other than the jurisdiction of its incorporation) in which the nature of its activities or the character of the properties it owns or leases makes such qualification necessary and in which the failure so to qualify would have a Material Adverse Effect.

                 5.4. Business; Financial Statements. The Company has delivered to you complete and correct copies of (a) its annual reports to stockholders for the fiscal years ended June 30, 1993 through 1996 (the "Annual Reports"), (b) its annual reports on Form 10-K for such fiscal years as filed with the Securities and Exchange Commission (the "Forms 10-K") and (c) the Private Placement Memorandum. The Annual Reports, the Forms 10-K and the Private Placement Memorandum correctly describe, in all material respects, as of their respective dates, the business then conducted and proposed to be conducted by the Company. There are included in the Forms 10-K financial statements of the Company for each of the fiscal years ended June 30, 1993 through 1996, accompanied in each case by the unqualified opinion thereon of KPMG Peat Marwick LLP, independent public accountants. The Company has also delivered to you complete and correct copies of its quarterly reports to stockholders sent or made available to stockholders, and its quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, in each case for fiscal periods subsequent to June 30, 1996, and current reports on Form 8-K, proxy statements, registration statements and prospectuses, if any, filed by the Company with the Securities and Exchange Commission since such date. All financial statements included in the foregoing materials delivered to you (except as otherwise specified therein) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods specified and present fairly in all material respects the financial position of the Company and its Subsidiaries as of the respective dates specified and the results of their operations and cash flows for the respective periods specified.

                 5.5. Changes, etc. Since June 30, 1996, (a) there has been no change in the assets, liabilities or financial condition of the Company or any of its Subsidiaries, other than (i) the transaction with EMPAK Inc. described in the Private Placement Memorandum and (ii) changes in the ordinary course of business which have not had a Material Adverse Effect, (b) neither the business, operations or affairs nor any of the properties or assets of the Company or its Subsidiaries have been affected by any occurrence or development (whether or not insured against) which has had, either in any case or in the aggregate, a Material Adverse Effect and (c) neither the Company nor any Subsidiary has as of the date of this Agreement directly or indirectly declared, ordered, paid, made or set apart any sum or property for any Restricted Payment or agreed to do so.

                 5.6. Debt. Schedule B-1 correctly describes all secured and unsecured Debt of the Company and its Subsidiaries outstanding, for which the Company or any of its Subsidiaries has commitments, on the date of this Agreement, and identifies the collateral securing any secured Debt. Schedule B-2 correctly describes all such Debt that, on the Closing Date and after giving effect to the transactions contemplated by this Agreement, will remain outstanding. Neither the Company nor any of its Subsidiaries is in default with respect to any Debt or any instrument or agreement relating thereto; and no instrument or agreement applicable to or binding on the Company (other than the Credit Agreement) contains any restrictions on the incurrence by the Company or any of its Subsidiaries of additional Debt.

                 5.7. Capital Stock and Related Matters. As of the Closing Date, the authorized capital stock of the Company will consist of 20,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, par value $.01 per share. On the Closing Date after giving effect to the transactions contemplated by this Agreement and the Operative Agreements, 6,569,025 shares of the Common Stock and no shares of such Preferred Stock will be issued and outstanding. The shares of Common Stock issuable upon exercise of the Warrants have been duly authorized and validly reserved for issuance upon such exercise and, when so issued, will be validly issued, fully paid and non-assessable. As of the Closing Date, the Company will not have outstanding securities convertible into or exchangeable for any shares of its capital stock, nor will it have outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, any shares of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock, other than options to be issued to certain employees of the Company and its Subsidiaries from time to time in the manner contemplated by the Option Plans.

                 5.8. Compliance with Other Instruments, etc. Neither the Company nor any of its Subsidiaries is in violation of any term of its certificate or articles of incorporation or by-laws, and neither the Company nor any of its Subsidiaries is in violation of any term of any material agreement or instrument to which it is a party or by which it is bound or any term of any applicable law, ordinance, rule or regulation of any governmental authority or any term of any applicable order, judgment or decree of any court, arbitrator or governmental authority, the consequences of which violation could reasonably have a Material Adverse Effect; the execution, delivery and performance of this Agreement, the Notes and the Warrants will not result in any violation of or be in conflict with or constitute a default under any such term or result in the creation of (or impose any obligation on the Company or any of its Subsidiaries to create) any Lien upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to any such term; and there is no such term which now or in the future may (so far as the Company can now foresee) have a Material Adverse Effect.

                 5.9. Governmental Consent. No consent, approval or authorization of, or declaration or filing with, any governmental authority on the part of the Company or any of its Subsidiaries is required for the valid execution and delivery of this Agreement or the valid offer, issue, sale and delivery of the Notes or the Warrants pursuant to this Agreement.

                 5.10. Litigation, etc. There is no action, proceeding or investigation pending or threatened (or any basis therefor known to the Company) which questions the validity of this Agreement, the Notes or the Warrants or any action taken or to be taken pursuant to this Agreement, the Notes or the Warrants, or which could reasonably have, either in any case or in the aggregate, a Material Adverse Effect.

                 5.11. Environmental Matters. (a) The Company and each of its Subsidiaries has complied and is in full compliance with all applicable Environmental Laws, except de minimis violations.

                 (b) Each of the Company and its Subsidiaries has obtained and complied with, and is in compliance with, all Material Environmental Permits and is in compliance in all material respects with all other permits, licenses and other authorizations that are required pursuant to Environmental Laws for the occupation of its facilities and the operation of its businesses, without transfer, reissuance, or other governmental approval or action.

                 (c) Neither the Company nor any of its Subsidiaries has received any communication (written or oral), whether from a Governmental Authority, citizens or environmental group, employee, or otherwise, that alleges that the Company or any of its Subsidiaries, or any person or entity whose liability the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, is not in full compliance with applicable Environmental Laws, including without limitation any claim, complaint, citation, report or other written or oral notice regarding any liabilities or potential liabilities, including any investigatory, remedial or corrective action obligations, arising under Environmental Laws, other than de minimis liabilities.

                 (d) No radioactive materials (except as previously disclosed to you in writing), lead-based paint, polychlorinated biphenyls, or asbestos-containing material in any form or condition exists at any property owned or occupied by the Company or any of its Subsidiaries, except de minimis amounts thereof, and all such materials are stored or handled in full compliance with applicable Environmental Laws.

                 (e) Neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any radioactive or hazardous substance, or owned or operated any facility or property, in a manner that would reasonably be expected to give rise to liabilities of the Company or any of its Subsidiaries for response costs, natural resource damages or attorneys' fees pursuant to CERCLA or other Environmental Laws, other than de minimis liabilities.

                 (f) No facts, events or conditions relating to the past or present facilities, properties or operations of the Company or its Subsidiaries will prevent, hinder or limit continued compliance in all material respects with Environmental Laws, give rise to any material investigatory, remedial or corrective obligations pursuant to Environmental Laws, or give rise to any other material liabilities pursuant to Environmental Laws, including without limitation any relating to onsite or offsite Releases (as defined in CERCLA) or threatened Releases of hazardous or otherwise regulated materials, substances or wastes, personal injury, property damage or natural resources damage.

                 (g) All storage, disposal or treatment and all transportation for storage, disposal or treatment of radioactive or hazardous substances at facilities, properties or operations not owned or operated by the Company or its Subsidiaries have been undertaken by licensed providers in full compliance with Environmental Laws, except for de minimis violations, and neither the Company nor any of its Subsidiaries has received any notice from any person (including any Governmental Authority) that the Company or any of its Subsidiaries may be a "potentially responsible party" (as defined in CERCLA) in connection with any storage, disposal, treatment, or transportation of radioactive or hazardous substances.

                 (h) The Company has previously disclosed to you in writing two legal proceedings which may constitute exceptions to the foregoing paragraphs, but which the Company believes, if adversely determined, would not have a Material Adverse Effect.

                 5.12. Title to Properties; Liens. Each of the Company and its Subsidiaries has good and sufficient title to its properties and assets, including the properties and assets reflected in the financial statements referred to in section 5.4 (except properties and assets disposed of since such date in the ordinary course of business and properties and assets held under Capital Leases referred to in Schedule B), and none of such properties or assets is subject to any Liens except such as are required or permitted by the Credit Agreement. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all leases necessary in any material respect for the operation of their respective properties and assets, and all such leases are valid and subsisting and are in full force and effect. Except to perfect and protect security interests required or permitted by the Credit Agreement, no presently effective financing statement under the Uniform Commercial Code which names the Company or any Subsidiary as debtor is on file in any jurisdiction and neither the Company nor any Subsidiary has signed any presently effective financing statement or any presently effective security agreement authorizing any secured party thereunder to file any such financing statement. All material properties used by the Company and its Restricted Subsidiaries in conducting their business as now conducted and as proposed to be conducted are in a sufficient state of repair to enable the Company and its Subsidiaries to conduct such business.

                 5.13. Tax Returns and Payments. The Company and its Subsidiaries have filed all tax returns required by law to be filed by them and have paid all taxes, assessments and other governmental charges levied upon the Company and its Subsidiaries, and any of their respective properties, assets, income or franchises which are due and payable, other than those presently payable without penalty or interest and, those presently being contested in good faith by appropriate proceedings diligently conducted for which such reserves or other appropriate provision, if any, as shall be required by generally accepted accounting principles shall have been made. The Federal income tax liabilities of the Company and its Subsidiaries have been finally determined by the Internal Revenue Service and satisfied, or the time for audit has expired, for all fiscal periods through June 30, 1992. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state and foreign income taxes for all fiscal periods are adequate in the opinion of the Company, and the Company knows of no unpaid assessment for additional Federal, state or foreign income taxes for any period or any basis for any such assessment.

                 5.14. Patents, Trademarks, Authorizations, etc. The Company and its Subsidiaries own or possess all patents, trademarks, service marks, trade names, copyrights, licenses and authorizations, and all rights with respect to the foregoing, necessary for the conduct of their respective businesses as now conducted, without any known material conflict with the rights of others.

                 5.15. Compliance with ERISA. (a) Neither the Company nor any of its Subsidiaries has breached the fiduciary rules of ERISA or engaged in any prohibited transaction in connection with which the Company or any of its Subsidiaries could be subjected to (in the case of any such breach) a suit for damages or (in the case of any such prohibited transaction) either a civil penalty assessed under section 502(i) of ERISA or a tax imposed by section 4975 of the Code, which suit, penalty or tax, in any case, could have a Material Adverse Effect.

                 (b) No Plan (other than a Multiemployer Plan) or any trust created under any such Plan has been terminated since September 2, 1974. Neither the Company nor any Related Person has within the past six years contributed to a single employer plan which has at least two contributing sponsors not under common control or ceased operations at a facility in a manner which could result in liability under section 4062(f) of ERISA. No liability to the PBGC has been or is expected by the Company to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Company or any Subsidiary which is or would have a Material Adverse Effect. There has been no reportable event (within the meaning of section 4043(b) of ERISA) or any other event or condition with respect to any Plan (other than a Multiemployer Plan) which presents a risk of termination of any such Plan by the PBGC under circumstances which in any case could result in liability which would have a Material Adverse Effect.

                 (c) Full payment has been made of all amounts which the Company or any Related Person is required under the terms of each Plan to have paid as contributions to such Plan as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan).

                 (d) The present value of all vested accrued benefits under all Plans (other than Multiemployer Plans), determined as of the end of the Company's most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Plans allocable to such vested accrued benefits.

The terms "present value", "current value", and "accrued benefit" have the meanings specified in section 3 of ERISA.

                 (e) The Company is not and has never been obligated to contribute to any "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

                 (f) The execution and delivery of this Agreement and the issue and sale of the Notes hereunder will not involve any transaction which is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975 of the Code. The representation by the Company in the preceding sentence is made in reliance upon and subject to the accuracy of your representation in section 6.2 of this Agreement as to the source of the funds used to pay the purchase price of the Notes purchased by you. The Company has delivered to you, if requested by you, a complete and correct list of all employee benefit plans with respect to which the Company is a party in interest and with respect to which its securities are
employer securities.   As used in this section 5.20(f), the terms "employee
benefit plans" and "party in interest" have the respective meanings specified in section 3 of ERISA and the term "employer securities" has the meaning specified in section 407(d)(1) of ERISA.

                 5.16. Federal Reserve Regulations. The Company will not, directly or indirectly, use any of the proceeds of the sale of the Notes and Warrants for the purpose, whether immediate, incidental or ultimate, of buying a "margin stock" or of maintaining, reducing or retiring any indebtedness originally incurred to purchase a stock that is currently a "margin stock", or for any other purpose which might constitute this transaction a "purpose credit", in each case within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 C.F.R. 207, as amended) or Regulation U of such Board (12 C.F.R. 221, as amended), or otherwise take or permit to be taken any action which would involve a violation of such Regulation G or Regulation U or of Regulation T (12 C.F.R. 220, as amended) or Regulation X (12 C.F.R. 224, as amended) or any other regulation of such Board. No Debt being reduced or retired out of the proceeds of the sale of the Notes and Warrants was incurred for the purpose of purchasing or carrying any such "margin stock", and neither the Company nor any of its Subsidiaries either owns or has any present intention of acquiring any such "margin stock".

                 5.17 Foreign Assets Control Regulations, etc. Neither the issue and sale of the Notes and Warrants by the Company nor its use of the proceeds thereof as contemplated by this Agreement will violate the Foreign Assets Control Regulations, the Transaction Control Regulations, the Cuban Assets Control Regulations, the Foreign Funds Control Regulations, the Iranian Assets Control Regulations, the Iranian Transactions Regulations, the Iraqi Sanctions Regulations, the Libyan Sanctions Regulations, or any similar foreign assets control or export control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or the restrictions set forth in Executive Orders No. 8389, 9193, 12543 (Libya), 12544 (Libya), 12801 (Libya), 12722 (Iraq) or 12724
(Iraq), as amended, of the President of the United States of America or of any rules or regulations issued thereunder.

                 5.18 Status Under Certain Federal Statutes. The Company is not (a) an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended;
(b) a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended; (c) a "public utility" as such term is defined in the Federal Power Act, as amended; or (d) a "rail carrier or a person controlled by or affiliated with a rail carrier", within the meaning of Title 49, U.S.C., or a "carrier" to which 49 U.S.C. Section 11301(b)(1) is applicable.

                 5.19 Solvency of the Company. As of the Closing Date and after giving effect to the transactions contemplated hereby, (a) the aggregate value of all of the assets of each of the Company and its Restricted Subsidiaries, at a fair valuation, will exceed the total liabilities of the Company or such Restricted Subsidiary (including contingent, subordinated, unmatured and unliquidated liabilities); (b) each of the Company and its Restricted Subsidiaries will be able to pay its debts as they mature; (c) none of the Company or its Restricted Subsidiaries will have unreasonably small capital for the business in which it is proposed to be engaged; and (d) each of the Company and its Restricted Subsidiaries will be able to satisfy in full any final judgment which either results from an action for money damages pending against it on the Closing Date or was a judgment in such an action docketed against it on the Closing Date. For purposes of this section 5.19, the "fair valuation" of any asset will be that amount which may be realized within a reasonable time, either through collection or sale of such asset at fair market value, defining the latter as the amount which could be obtained for the property in question within such period by a willing seller from a willing buyer, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act, with equity to both. None of the Company or its Restricted Subsidiaries has any intent to hinder, delay or defraud any entity to which it is, or will become, on or after the Closing Date, indebted or to incur debts that would be beyond its ability to pay as they mature.

                 5.20. Disclosure. Neither this Agreement, the Memorandum, the Annual or Quarterly Reports, the Forms 10-K or 10-Q nor any other document, certificate or instrument delivered to you by or on behalf of the Company in connection with the transactions contemplated by this Agreement contains (in each case, as of its date) any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in this Agreement and in such other documents, certificates or instruments not misleading. There is no fact (other than matters of a general economic or political nature which do not affect the Company or its Subsidiaries uniquely) known to the Company which has a Material Adverse Effect or in the future may (so far as the Company can now foresee) have a Material Adverse Effect which has not been set forth in this Agreement or in the other documents, certificates and instruments delivered to you by or on behalf of the Company specifically for use in connection with the transactions contemplated by this Agreement.

                 5.21. Offer of Notes. Neither the Company nor NationsBanc Capital Markets, Inc. (the only Person authorized by the Company as financial adviser or otherwise as agent in connection with the offering or sale of the Notes or Warrants or any similar securities of the Company) has directly or indirectly offered the Notes or the Warrants or any part thereof or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, anyone other than you and not more than 41 other institutional investors. Neither the Company nor anyone acting on its behalf has taken or will take any action which would subject the issuance and sale of the Notes or the Warrants to the registration and prospectus delivery provisions of the Securities Act.

                 5.22. Use of Proceeds. The Company will apply the proceeds of the sale of the Notes and Warrants, simultaneously with the Closing, to (a) the repayment of $15,000,000 principal amount of the bridge loan portion of the Credit Agreement, (b) the repayment of approximately $3,800,000 principal amount of the revolving credit portion of the Credit Agreement and (c) the payment of fees and expenses incurred in connection with the offering and sale of the Notes and Warrants, and the balance, if any, of such proceeds will be used for general corporate purposes.

                 5.23.  Certain Fees.  Except for the fees referred to in
section 3 and except for a placement fee payable to NationsBanc Capital Markets, Inc. in the amount of $700,000, no broker's or finder's fee or commission has been paid or will be payable by the Company with respect to the offer, issue and sale of the Notes or the Warrants, and the Company hereby indemnifies you against, and will hold you harmless from, any claim, demand or liability asserted against you for broker's or finder's fees alleged to have been incurred by the Company or any other Person (other than you or your affiliates) in connection with any such offer, issue and sale or any of the other transactions contemplated by this Agreement or any of the other Operative Agreements.

                 6. Purchase Intent; Source of Funds. 6.1. Purchase Intent. You represent that (a) you are purchasing the Notes and Warrants hereunder for your own account, not with a view to the distribution thereof or with any present intention of distributing or selling any of such Notes or Warrants except in compliance with the Securities Act and any applicable state securities laws, provided that the disposition of your property shall at all times be within your control; (b) you understand that the Notes and Warrants have not been registered under the Securities Act; (c) you are an "accredited investor" within the meaning of Rule 501 under the Securities Act; (d) you have received and reviewed the Private Placement Memorandum and any other information requested by you from the Company, and you have obtained sufficient information to enable you to make an informed decision with respect to your purchase of the Notes and Warrants; and (e) you understand that the Company and its counsel will rely upon the truth and accuracy of the foregoing representations and acknowledgments.

                 6.2. Source of Funds. You represent that all or a portion of the funds to be used by you to pay the purchase price of the Notes and Warrants consists of funds which do not constitute assets of any employee benefit plan (other than a governmental plan exempt from the coverage of ERISA), and the remaining portion, if any, of such funds constitutes assets of an "insurance company general account" as such term is defined in section V(e) of Prohibited Transaction Class Exemption 95-60, issued July 12, 1995 ("PTE 95-60"), and your purchase with such funds is exempt under the provisions of PTE 95-60.

                 7. Accounting; Financial Statements and Other Information. The Company will maintain, and will cause each of its Restricted Subsidiaries to maintain, a system of accounting established and administered in accordance with generally accepted accounting principles, and will accrue, and will cause each of its Restricted Subsidiaries to accrue, all such liabilities as shall be required by generally accepted accounting principles. The Company will deliver (in duplicate) to you, so long as you shall be entitled to purchase Notes under this Agreement or you or your nominee shall be the holder of any Notes, and to each other holder of any Notes:

                 (a) not later than the earlier to occur of (i) the forty-seventh day after the end of each of the first three quarterly fiscal periods in each fiscal year of the Company, (ii) the second day following the date of the filing thereof with the Securities and Exchange Commission and (iii) the date quarterly financial statements are delivered to the lender pursuant to the Credit Agreement, consolidated and consolidating balance sheets of the Company and its Restricted Subsidiaries as at the end of such period and the related consolidated and (as to statements of income and cash flows) consolidating statements of income, stockholders' equity and cash flows of the Company and its Restricted Subsidiaries for such period and (in the case of the second and third quarterly periods) for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the consolidated and (where applicable) consolidating figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by a principal financial officer of the Company as presenting fairly, in accordance with generally accepted accounting principles (except for the absence of notes thereto) applied (except as specifically set forth therein) on a basis consistent with such prior fiscal periods, the information contained therein, subject to changes resulting from normal year-end audit adjustments;

                 (b) not later than the earlier to occur of (i) the ninety-second day after the end of each fiscal year of the Company,
         (ii) the second day following the date of the filing thereof with the Securities and Exchange Commission and (iii) the date annual financial statements are delivered to the lender pursuant to the Credit Agreement, consolidated and consolidating balance sheets of the Company and its Restricted Subsidiaries as at the end of such year and the related consolidated and (as to statements of income and cash flows) consolidating statements of income, stockholders' equity and cash flows of the Company and its Restricted Subsidiaries for such fiscal year, setting forth in each case in comparative form the consolidated and (where applicable) consolidating figures for the previous fiscal year, all in reasonable detail and (i) in the case of such consolidated financial statements, accompanied by a report thereon of KPMG Peat Marwick LLP or other "Big Six" independent public accountants, which report shall state that such consolidated financial statements present fairly the financial position of the Company and its Restricted Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with generally accepted accounting principles applied on a basis consistent with prior years (except as otherwise specified in such report) and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards and (ii) in the case of such consolidating financial statements, certified by a principal financial officer of the Company as presenting fairly, in accordance with generally accepted accounting principles applied (except a specifically set forth therein) on a basis consistent with such prior fiscal periods, the information contained therein;

                 (c) together with each delivery of financial statements pursuant to subdivisions (a) and (b) of this section 7, an Officers' Certificate (i) stating that the signers have reviewed the terms of this Agreement and of the Notes and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Company and its Restricted Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of the Officers' Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken or is taking or proposes to take with respect thereto and (ii) demonstrating in reasonable detail compliance during and at the end of such accounting period with the restrictions contained in sections 10.1 through 10.4, inclusive;

                 (d) together with each delivery of financial statements pursuant to subdivision (b) of this section 7, a written statement by the independent public accountants giving the report thereon (i) stating that their audit examination has included a review of the terms of this Agreement and of the Notes as they relate to accounting matters and that such review is sufficient to enable them to make the statement referred to in clause (iii) of this subdivision (d) (it being understood that no special audit procedures, other than those required by generally accepted auditing standards, shall be required),
         (ii) stating whether, in the course of their audit examination, they obtained knowledge (and whether, as of the date of such written statement, they have knowledge) of the existence of any condition or event which constitutes an Event of Default or Potential Event of Default, and, if so, specifying the nature and period of existence thereof, and (iii) stating that they have examined the Officers' Certificate delivered in connection therewith pursuant to subdivision
         (c) of this section 7 and that the matters set forth in such Officers' Certificate pursuant to clause (ii) of such subdivision (c) have been properly stated in accordance with the terms of this Agreement;

                 (e) promptly upon receipt thereof, copies of all final reports submitted to the Company by independent public accountants in connection with each annual, interim or special audit of the books of the Company or any Subsidiary made by such accountants, including, without limitation, the comment letter submitted by such accountants to management in connection with their annual audit;

                 (f) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by the Company to its public security holders, of all regular and periodic reports and all registration statements and prospectuses filed by the Company or any Subsidiary with any securities exchange or with the Securities and Exchange Commission or any governmental authority succeeding to any of its functions, and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning material developments in the business of the Company or its Subsidiaries;

                 (g) immediately upon any principal officer of the Company or any other officer of the Company involved in its financial administration obtaining knowledge of any condition or event which constitutes an Event of Default or Potential Event of Default, or that the holder of any Note has given any notice or taken any other action with respect to a claimed Event of Default or Potential Event of Default under this Agreement or that any Person has given any notice to the Company or any Restricted Subsidiary or taken any other action with respect to a claimed default or event or condition of the type referred to in section 11(f), an Officers' Certificate describing the same and the period of existence thereof and what action the Company has taken, is taking and proposes to take with respect thereto;

                 (h) promptly upon any principal officer of the Company or any other officer of the Company involved in its financial administration obtaining knowledge of the occurrence of any (i) "reportable event", as such term is defined in section 4043 of ERISA, or (ii) "prohibited transaction", as such term is defined in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice specifying the nature thereof, what action the Company has taken, is taking and proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto, provided that, with respect to the occurrence of any "reportable event" as to which the PBGC has waived the 30-day reporting requirement, such written notice need be given only at the time notice is given to the PBGC; and

                 (i) with reasonable promptness, such other financial reports and information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested.

                 8. Inspection; Confidentiality. 8.1. Inspection. The Company will permit any authorized representatives designated by you, so long as you shall be entitled to purchase Notes under this Agreement or you or your nominee shall be the holder of any Notes, or by any other holder of any Notes, without expense to the Company (unless at the time a condition or event shall exist that constitutes an Event of Default or Potential Event of Default), to visit and inspect any of the properties of the Company or any of its Subsidiaries, including its and their books of account, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all at such reasonable times and as often as may be reasonably requested.

                 8.2. Confidentiality. You agree that you will not disclose without the prior consent of the Company (other than to your employees, officers, directors, advisors, auditors or counsel or to another holder of the Notes) any information with respect to the Company or any Subsidiary which is furnished pursuant to section 7 or this section 8 and which is designated by the Company to you in writing as confidential, provided that you may disclose any such information (a) as has become generally available to the public, (b) as may be required in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over you or to the National Association of Insurance Commissioners or similar organizations or their successors, (c) as may be required in response to any summons or subpoena or in connection with any litigation, (d) to the extent that you believe it necessary in order to protect your investment in the Notes or in order to comply with any law, order, regulation or ruling applicable to you or (e) to the prospective transferee in connection with any contemplated transfer of any of the Notes by you, provided that (i) prior to any disclosure pursuant to clause (c) or (d) above, you will to the extent reasonably practicable give to the Company prior written notice of such pending disclosure and provide the Company with an opportunity to contest such disclosure with the relevant governmental or other authority, but in no event will you be required to violate any law, order, regulation or ruling and (ii) in connection with any disclosure pursuant to clause (e) above, the prospective transferee will be deemed to have become bound by this confidentiality agreement.

                 9. Prepayment of Notes. 9.1. Optional Prepayments with Premium. The Company may, at its option, upon notice as provided in section 9.5, prepay at any time all, or from time to time any part (in an amount of at least $100,000 in the aggregate or an integral multiple of $1,000 in excess thereof) of, the Notes at the principal amount so prepaid, plus the Make-Whole Premium.

                 9.2. Optional Prepayment upon Public Offering. (a) The Company may, at its option, upon notice as provided in section 9.5, prepay at any time, on one occasion, concurrently with or within five days after the occurrence of any Qualified Public Offering, up to $5,000,000 principal amount (in an amount of at least $100,000 in the aggregate or an integral multiple of $1,000 in excess thereof) of the Notes, at the principal amount so prepaid, plus a premium equal to the lesser of (i) the Make-Whole Premium or
(ii) a premium (a percentage of such principal amount) applicable in accordance with subdivision (b) of this section 9.2, depending upon the 12-month period in which the date fixed for such prepayment occurs.

                 (b) For the purposes of clause (ii) of subdivision (a) of this sections 9.2, whenever a premium is required to be paid upon prepayment, the applicable premium shall be (x) 3.0%, if such prepayment occurs on or prior to December 31, 1997; (y) 2.0%, if such prepayment occurs after December 31, 1997 and on or prior to December 31, 1998; and (z) 1.0%, if such prepayment occurs after December 31, 1998.

                 9.3. Contingent Prepayment Upon Change of Control. In the event of the occurrence of a Change of Control, then the Company shall give prompt written notice thereof to each holder of the Notes, by registered mail (and shall confirm such notice by prompt telephonic advice to an investment officer of each such holder), which notice shall contain a written, irrevocable offer by the Company to prepay, on a date specified in such notice (which date shall be not less than 30 days and not more than 60 days after the date of such notice), the Notes held by such holder in full (and not in part). Upon the acceptance of such offer by such holder mailed to the Company at least 10 days prior to the date of prepayment specified in the Company's offer, such prepayment shall be made at the principal amount of the Notes so prepaid, plus a premium equal to 1.0% of the principal amount of the Notes so prepaid. Any offer by the Company to prepay the Notes pursuant to this section 9.3 shall be accompanied by an Officers' Certificate certifying that the conditions of this section 9.3 have been fulfilled and specifying the particulars of such fulfillment. If the holder of any Notes shall accept such offer, the principal amount of such Notes shall become due and payable on the date specified in such offer. In the event that there shall have been a prepayment of some but not all of the Notes under this section 9.3, the Company shall promptly give notice to the holders of the Notes, accompanied by an Officers' Certificate setting forth the principal amount of each of the Notes that was prepaid and specifying how each such amount was determined.

                 9.4. Contingent Prepayment Upon Sale of Certain Assets. If required by section 10.7, then the Company shall give prompt written notice thereof to each holder of the Notes, by registered mail (and shall confirm such notice by prompt telephonic advice to an investment officer of each such holder), which notice shall contain a written, irrevocable offer by the Company to prepay, on a date specified in such notice (which date shall be not less than 30 days and not more than 60 days after the date of such notice), the Notes in an aggregate principal amount equal to the amount of Excess Sale Proceeds. Upon the acceptance of such offer by such holder mailed to the Company at least 10 days prior to the date of prepayment specified in the Company's offer, such prepayment shall be made at the principal amount of the Notes so prepaid, plus the Make-Whole Premium. Any offer by the Company to prepay the Notes pursuant to this section 9.4 shall be accompanied by an Officers' Certificate certifying that the conditions of this section 9.4 have been fulfilled and specifying the particulars of such fulfillment. If the holder of any Notes shall accept such offer, the principal amount of such Notes to be prepaid shall become due and payable on the date specified in such offer. In the event that there shall have been a partial prepayment of the Notes under this section 9.4, the Company shall promptly give notice to the holders of the Notes, accompanied by an Officers' Certificate setting forth the principal amount of each of the Notes that was prepaid and specifying how each such amount was determined.

                 9.5. Notice of Optional Prepayments; Officers' Certificate. The Company will give each holder of any Notes written notice of each optional prepayment under section 9.1 or 9.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment, in each case specifying such date, the aggregate principal amount of the Notes to be prepaid, the principal amount of each Note held by such holder to be prepaid, and the premium, if any, applicable to such prepayment. Such notice shall be accompanied by an Officers' Certificate certifying that the conditions of such section have been fulfilled and specifying the particulars of such fulfillment.

                 9.6. Allocation of Partial Prepayments. In the case of each partial prepayment paid or to be prepaid (except a prepayment pursuant to section 9.3 or 9.4 of the Notes held by some but not all holders), the principal amount of the Notes to be prepaid shall be allocated (in integral multiples of $1,000) among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment, with adjustments, to the extent practicable, to compensate for any prior prepayments not made exactly in such proportion.

                 9.7. Maturity; Surrender, etc. In the case of each prepayment, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable premium, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and premium, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

                 9.8. Acquisition of Notes. The Company will not, and will not permit any Subsidiary or Affiliate to, purchase, redeem or otherwise acquire any Note except upon the payment or prepayment thereof in accordance with the terms of this Agreement and such Note.

                 10. Business and Financial Covenants. The Company covenants that from the date of this Agreement through the Closing and thereafter so long as any of the Notes are outstanding:

                 10.1. Minimum Net Worth. The Company will not as of any date permit Consolidated Tangible Net Worth to be less than the sum of $18,000,000 plus, for the interim period from the Closing Date to June 30, 1997 and for each fiscal year thereafter (a) 50% of Consolidated Net Income for any such period or fiscal year in which the Company has positive Consolidated Net Income and (b) zero for any other such period or fiscal year.

                 10.2. Debt. (a) The Company will not at any time permit the ratio of Consolidated Funded Debt to Consolidated Net Tangible Capitalization to be greater than 0.75 to 1.0.

                 (b) The Company will not at any time permit the ratio of Consolidated Senior Funded Debt to Consolidated Net Tangible Capitalization to be greater than 0.45 to 1.0.

                 (c) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, guarantee, or otherwise become or remain directly or indirectly liable with respect to, any Debt, unless, on the date the Company becomes liable with respect to such Debt and immediately after giving effect thereto and to the concurrent retirement of any other Debt, (i) the

Company is in compliance with the requirements of the foregoing paragraphs (a) and (b) and section 10.3 and (ii) no condition or event shall exist which constitutes an Event of Default or Potential Event of Default.

                 10.3. Interest Coverage. The Company will not as of any date permit the ratio of Consolidated EBITDA to Consolidated Interest Expense, for the period of four consecutive fiscal quarters ended on or most recently prior to such date, to be less than 2.00 to 1.0 (if the date of determination occurs prior to September 30, 1997); and 2.50 to 1.0 (if the date of determination occurs on or after September 30, 1997).

                 10.4. Restricted Investments. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly make or own any Investment in any Person, except:

                 (a) the Company and its Restricted Subsidiaries may make and own Investments in

                          (i)  marketable direct obligations issued or
                 unconditionally guaranteed by the United States of America or issued by any agency thereof maturing within one year from the date of acquisition thereof,

                          (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and having as at any date of determination a rating from either Standard & Poor's of A- or better or Moody's of A3 or better,

                          (iii) commercial paper maturing no more than 270 days from the date of creation thereof and having as at any date of determination a rating from either Standard & Poor's of A-1 or Moody's of P-1,

                          (iv) Eurodollar deposits or time deposits with, or certificates of deposit issued by, commercial banks, each having as at any date of determination (x) combined capital and surplus of not less than $250,000,000 and (y) with respect to its long-term debt or deposits a rating from either Standard & Poor's of A- or better or Moody's of A3 or better ("Permitted Banks"), in each case maturing within one year from the date of acquisition thereof, and

                          (v) bankers' acceptances eligible for rediscount under requirements of The Board of Governors of the Federal Reserve System and accepted by Permitted Banks;

                 (b) the Company and its Restricted Subsidiaries may make and own Investments in any Subsidiary or any Person which simultaneously therewith becomes a Subsidiary; provided that the Company shall at all times continue to own at least 70% (by number of votes) of the Voting Stock of all Restricted Subsidiaries;

                 (c) the Company and its Restricted Subsidiaries may make and continue to own Investments in the ordinary course of business, consistent with past practice;

                 (d) the Company and its Restricted Subsidiaries may, in addition to the Investments permitted by the foregoing subdivisions of this section 10.4, make and continue to own Investments in any Person (other than a Restricted Subsidiary or any Person which would simultaneously therewith become a Restricted Subsidiary) if, immediately after giving effect to any such Investment, the aggregate outstanding amount of Investments made pursuant to this paragraph (d) shall not exceed $1,000,000; and

                 (e) the Company and its Restricted Subsidiaries may, in addition to the Investments permitted by the foregoing subdivisions of this section 10.4, make and continue to own Investments in any Person (other than a Subsidiary or any Person which would simultaneously therewith become a Subsidiary) if the Company would be permitted to make such Investment pursuant to, and within the limitations specified in, section 10.5 (any such Investment made pursuant to this subdivision (e) being referred to as a "Restricted Investment").

                 10.5. Restricted Payments and Restricted Investments. (a) The Company will not directly or indirectly declare, order, pay, make or set apart any sum or property for any Restricted Payment, and the Company will not and will not permit any Restricted Subsidiary to make or become obligated to make any Restricted Investment, unless, immediately after giving effect to any such proposed action, (i) no condition or event shall exist which constitutes an Event of Default or Potential Event of Default, and (ii) the Company could incur $1.00 of additional Debt in compliance with section 10.2; provided that any dividend which could be paid in compliance with this section
10.5 at the date of its declaration may continue to be paid notwithstanding any subsequent change.

                 (b) For the purposes of this section 10.5, the amount involved in any Restricted Payment directly or indirectly declared, ordered, paid, made or set apart in property shall be the greater of the fair market value of such property (as determined in good faith by the Board) and the net book value thereof on the books of the Company (determined in accordance with generally accepted accounting principles) on the date such Restricted Payment is declared, ordered, paid, made or set apart. The Company will not declare any dividend (other than a dividend payable solely in shares of its own stock) on any shares of any class of its stock which is payable more than 60 days after the date of declaration thereof. The Company will not permit any Restricted Subsidiary, directly or indirectly, to declare, order, pay or make any Restricted Payment or to set apart any sum or property for any such purpose.

                 10.6. Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, engage in any transaction (or series of related transactions) material to the Company or any of its Restricted Subsidiaries (including, without limitation, the purchase, sale or exchange of assets or the rendering of any service) with any Affiliate of the Company, except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Restricted Subsidiary's business and upon fair and reasonable terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those which might be obtained, in the good faith judgment of the Company, in an arm's length transaction at the time from Persons which are not such an Affiliate. In the case of any such transaction with an Affiliate involving aggregate consideration in excess of $60,000, such transaction shall have been approved by a committee of disinterested members of the Board, and in the case of any such transaction with an Affiliate involving aggregate consideration in excess of $500,000, such transaction shall have been approved by the holders of more than 50% in principal amount of the Notes at the time outstanding (subject to section 15.4).

                 10.7. Consolidation, Merger, Sale of Assets, etc. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly,

                 (a) consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into it, except that:

                          (i) any Restricted Subsidiary may consolidate with or merge into the Company or a Wholly-Owned Restricted Subsidiary if the Company or such Wholly-Owned Restricted Subsidiary, as the case may be, shall be the surviving corporation and if, immediately after giving effect to such transaction, no condition or event shall exist which constitutes an Event of Default or Potential Event of Default;

                          (ii) any Restricted Subsidiary may consolidate with or merge into any other Person if such Person, concurrently with such transaction, shall become a Restricted Subsidiary and if, immediately after giving effect to such transaction, no condition or event shall exist which constitutes an Event of Default or Potential Event of Default;

                          (iii) any corporation (other than a Subsidiary) may consolidate with or merge into the Company if the Company shall be the surviving corporation and if, immediately after giving effect to such transaction, (x) no condition or event shall exist which constitutes an Event of Default or Potential Event of Default and (y) the Company could incur at least $1.00 of additional Debt in compliance with section 10.2; and

                          (iv) the Company may consolidate with or merge into any other corporation if (x) the surviving corporation is a corporation organized and existing under the laws of the United States of America or a state thereof or Canada, (y) the Company shall have delivered to the holders of the Notes an opinion of counsel satisfactory in substance and form to the holders of more than 50% in principal amount of the Notes outstanding (subject to section 15.4) to the effect that such corporation has assumed, expressly or by operation of law, the obligations of the Company under this Agreement and under the Notes and to such other effect as such holders may reasonably require, and

                 (z) immediately after giving effect to such transaction (and such assumption) (A) such corporation shall not be liable with respect to any Debt which it could not become liable with respect to under this Agreement on the date of such transaction, (B) such corporation could incur at least $1.00 of additional Debt in compliance with section 10.2 and (C) no condition or event shall exist which constitutes an Event of Default or a Potential Event of Default; or

                 (b) sell, lease, abandon or otherwise dispose of all or substantially all its assets, except that:

                          (i) any Restricted Subsidiary may sell, lease or
                 otherwise dispose of all or substantially all its assets to the Company or a Wholly-Owned Restricted Subsidiary;

                          (ii) any Restricted Subsidiary may sell, lease or
                 otherwise dispose of all or substantially all its assets to any corporation into which such Restricted Subsidiary could be consolidated or merged in compliance with subdivision (a)(ii) of this section 10.7, provided that (x) each of the conditions set forth in such subdivision (a)(ii) shall have been fulfilled, and (y) no such disposition shall relieve such Restricted Subsidiary from its obligations under this Agreement or the Notes; or

                          (iii) the Company may sell, lease or otherwise
                 dispose of all or substantially all its assets to any corporation into which the Company could be consolidated or merged in compliance with subdivision (a)(iv) of this section 10.7, provided that (x) each of the conditions set forth in such subdivision (a)(iv) shall have been fulfilled, and (y) no such disposition shall relieve the Company from its obligations under this Agreement or the Notes; or

                 (c) sell, lease, abandon or otherwise dispose of any of its assets (except in a transaction permitted by subdivision (b) of this section 10.7), except that

                          (i) the Company and its Restricted Subsidiaries may sell assets, including goods and obsolete equipment, in the ordinary course of business;

                          (ii) the Company and its Restricted Subsidiaries may sell additional assets if (x) such assets, together with all assets sold during the then current fiscal year of the Company, shall not constitute assets having an aggregate book value that exceeds 15% of the Consolidated Assets of the Company and its Restricted Subsidiaries determined as at the end of the immediately preceding fiscal year and (y) such assets, together with all assets sold during the period from the Closing to the date of such sale, shall not constitute assets having an aggregate book value that exceed 40% of the Consolidated Assets of the Company and its Restricted Subsidiaries determined as at June 30, 1996; and

                          (iii) the Company and its Restricted Subsidiaries may sell additional assets if the proceeds thereof, together with all proceeds of sales of assets made pursuant to the foregoing paragraph (ii), shall, on or prior to the first anniversary of such sale, be applied either (x) to the prepayment of Superior Debt of the Company up to a maximum amount of $10,000,000 or to the acquisition of assets consisting of Core Businesses or plant and equipment to be used in Core Businesses; or (y) to the prepayment of the Notes in the manner contemplated by section 9.4 (or a combination of (x) and (y) above; it being agreed that if the Company shall not prior to such first anniversary have performed or given notice to the holders of the Notes of its election to perform under one of the foregoing clauses (x) or (y), it shall be deemed to have elected to perform the obligation set forth in the foregoing clause (y), and the provisions of section 9.4 shall be applicable.

                 10.8. Environmental Matters. The Company and its Subsidiaries will at all times be in compliance in all material respects with Environmental Laws. The Company will maintain in full force and effect all Material Environmental Permits and will be in compliance in all material respects with all other permits, licenses and other authorizations that are required pursuant to Environmental Laws for the occupation of its facilities and the operation of its businesses, without transfer, reissuance or other governmental approval or action.

                 10.9. Corporate Existence, etc.; Business. The Company will at all times preserve and keep in full force and effect its corporate existence, and rights and franchises deemed material to its business, and those of each of its Restricted Subsidiaries, except as otherwise specifically permitted by section 10.7 and except that the corporate existence of any Restricted Subsidiary may be terminated if, in the good faith judgment of the Board, such termination is in the best interest of the Company and is not disadvantageous to the holders of the Notes. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Core Businesses.

                 10.10. Payment of Taxes and Claims. The Company will, and will cause each Restricted Subsidiary to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become a Lien upon any of its properties or assets, provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and if such reserves or other appropriate provision, if any, as shall be required by generally accepted accounting principles shall have been made therefor.

                 10.11.  Compliance with ERISA.  The Company will not, and will not permit any Subsidiary to,

                 (a) engage in any transaction in connection with which the Company or any Subsidiary could be subject to either a civil penalty assessed pursuant to section 502(i) of ERISA or a tax imposed by section 4975 of the Code, terminate or withdraw from any Plan (other than a Multiemployer Plan) in a manner, or take any other action with respect to any such Plan (including, without limitation, a substantial cessation of operations within the meaning of section 4062(f) of ERISA), which could result in any liability of the Company or any Subsidiary to the PBGC, to a trust established pursuant to section 4041(c)(3)(B)(ii) or (iii) or 4042(i) of ERISA, or to a trustee appointed under section 4042(b) or (c) of ERISA, incur any liability to the PBGC on account of a termination of a Plan under section 4064 of ERISA, fail to make full payment when due of all amounts which, under the provisions of any Plan, the Company or any Subsidiary is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency, whether or not waived, with respect to any Plan (other than a Multiemployer Plan), if, in any such case, such penalty or tax or such liability, or the failure to make such payment, or the existence of such deficiency, as the case may be, could have a material adverse effect on the Company or any of its Subsidiaries;

                 (b) permit the present value of all vested accrued benefits under all Plans maintained at such time by the Company and any Subsidiary (other than Multiemployer Plans) guaranteed under Title IV of ERISA to exceed the current value of the assets of such Plans allocable to such vested accrued benefits by more than $1,000,000;

                 (c) permit the aggregate complete or partial withdrawal liability under Title IV of ERISA with respect to Multiemployer Plans incurred by the Company and its Subsidiaries to exceed $1,000,000; or

                 (d) permit the sum of (i) the amount by which the current value of all vested accrued benefits referred to in subdivision (b) of this section 10.11 exceeds the current value of the assets referred to in such subdivision (b) and (ii) the amount of the aggregate incurred withdrawal liability referred to in subdivision (c) of this section
         10.11 to exceed $1,000,000.

For the purposes of subdivisions (c) and (d) of this section 10.11, the amount of the withdrawal liability of the Company and its Subsidiaries at any date shall be the aggregate present value of the amount claimed to have been incurred less any portion thereof as to which the Company reasonably believes, after appropriate consideration of possible adjustments arising under sections 4219 and 4221 of ERISA, it and its Subsidiaries will have no liability, provided that the Company shall obtain prompt written advice from independent actuarial consultants supporting such determination. The Company agrees (i) once in each calendar year to request and obtain a current statement of withdrawal liability from each Multiemployer Plan and (ii) to transmit a copy of such statement to each holder of any Notes, within 15 days after the Company receives the same. As used in this section 10.11, the term "accumulated funding deficiency" has the meaning specified in section 302 of ERISA and section 412 of the Code, and the terms "present value", "current value" and "accrued benefit" have the meanings specified in section 3 of ERISA.

                 10.12. Maintenance of Properties; Insurance. The Company will maintain or cause to be maintained in good repair, working order and condition all properties used or useful in the business of the Company and its Restricted Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. The Company will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of its Restricted Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations. Such insurance may be subject to co-insurance, deductibility or similar clauses which, in effect, result in self-insurance of certain losses, provided that such self-insurance is in accord with the approved practices of corporations similarly situated and adequate insurance reserves are maintained in connection with such self-insurance.

                 10.13. Additional Guaranties. The Company shall cause any Person that hereafter becomes a Restricted Subsidiary of the Company to execute and deliver to the holders of the Notes a Guaranty Agreement with respect to the obligations of the Company hereunder and under the Notes, substantially in the form of Exhibit D, with such changes to such form as may be appropriate to reflect the identity and circumstances of the guarantor.

                 10.14. Restrictions Affecting Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise permit to exist any restriction on the ability of any Restricted Subsidiary to pay dividends or make any other distributions on its capital stock or any other interest in its profits owned by the Company or any other Restricted Subsidiary, or pay any Debt owed to the Company or any other Restricted Subsidiary, other than any such restriction in effect pursuant to the Credit Agreement as in effect on the date of this Agreement.

                 11. Events of Default; Acceleration. If any of the following conditions or events ("Events of Default") shall occur and be continuing:

                 (a) if the Company shall default in the payment of any principal of or premium, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

                 (b) if the Company shall default in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

                 (c) if the Company shall default in the performance of or compliance with any term contained in section 10.1 through 10.7, inclusive; or

                 (d) if the Company shall default in the performance of or compliance with any term contained in this Agreement other than those referred to above in this section 11 and such default shall not have been remedied within 30 days after such failure shall first have become known to any officer of the Company or written notice thereof shall have been received by the Company from any holder of any Note; or

                 (e) if any representation or warranty made in writing by or on behalf of the Company in this Agreement or in any instrument furnished in compliance with or in reference to this Agreement or otherwise in connection with the transactions contemplated by this Agreement shall prove to have been false or incorrect in any material respect on the date as of which made; or

                 (f) if the Company or any Restricted Subsidiary shall default (as principal or guarantor or other surety) in the payment of any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $1,000,000 (other than the Notes), and as a result of which default the holder or holders of such Debt shall have caused, or shall have the right to cause (whether or not exercised), the acceleration, of the payment of such Debt before its stated maturity or before its regularly scheduled dates of payment; or if any other event shall occur or condition shall exist in respect of any such Debt which is outstanding in a principal amount of at least $1,000,000 or under any evidence of any such Debt or of any mortgage, indenture or other agreement relating thereto, and as a result of which event or condition the holder or holders of such Debt shall have caused the acceleration of the payment of such Debt before its stated maturity or before its regularly scheduled dates of payment; or

                 (g) if a final judgment or judgments shall be rendered against the Company or any Restricted Subsidiary for the payment of money in excess of $1,000,000 in the aggregate and any one of such judgments shall not be discharged or execution thereon stayed pending appeal, within 30 days after entry thereof, or, in the event of such a stay, such judgment shall not be discharged within 30 days after such stay expires; or

                 (h) if the Company or any Restricted Subsidiary shall (i) be generally not paying its debts as they become due, (ii) file, or consent by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, (iii) make an assignment for the benefit of its creditors, (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property,
         (v) be adjudicated insolvent or (vi) take corporate action for the purpose of any of the foregoing; or

                 (i) if a court or governmental authority of competent jurisdiction shall enter an order appointing, without consent by the Company or any Restricted Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Restricted Subsidiary, or if any petition for any such relief shall be filed against the Company or a Restricted Subsidiary and such petition shall not be dismissed within 30 days;

then, (x) upon the occurrence of any Event of Default described in subdivision
(h) or (i) of this section 11 with respect to the Company (other than such an Event of Default described in clause (i) of subdivision (h) or described in clause (vi) of subdivision (h) by virtue of the reference in such clause (vi) to such clause (i)), the unpaid principal amount of and accrued interest on the Notes shall automatically become due and payable or (y) upon the occurrence of any other Event of Default, any holder or holders of 25% or more (in the case of any Event of Default described in subdivision (a) or (b) of this section 11) or any holder or holders of 40% or more (in the case of any Event of Default described in any other subdivision of this section 11), in principal amount of the Notes at the time outstanding (subject to section 15.4) may at any time (unless all defaults shall theretofore have been remedied) at its or their option, by written notice or notices to the Company, declare all the Notes to be due and payable, whereupon (A) if at the time there shall be no Superior Debt outstanding, the Notes shall forthwith mature and become due and payable, and (B) if at the time there shall be Superior Debt outstanding, the Notes shall mature and become due and payable upon the earlier to occur of (1) the acceleration of the maturity of any Superior Debt by the holder or holders thereof and (2) (X) the thirtieth day (in the case of an Event of Default described in subdivision (c) of this section 11 which arises from a default in the performance of or compliance with any term contained in section 10.2, 10.5 or 10.7 or an Event of Default described in subdivision (a) of this section 11 which arises from a default in any payment required to be made pursuant to section 9.3) or (Y) the 120th day (in the case of any other Event of Default) following the date of such declaration, in each case together with interest accrued thereon; and, in the case of any Event of Default described in this section 11, there shall also be due and payable, to the extent permitted by applicable law, a premium equal to the Make-Whole Premium, all without presentment, demand, protest or notice, which are hereby waived.

                 At any time after the principal of, and interest accrued on, any or all of the Notes are declared due and payable, the holders of not less than 75% in aggregate principal amount of the Notes then outstanding (subject to section 15.4), by written notice to the Company may rescind and annul any such declaration and its consequences if (x) the Company has paid all overdue interest on the Notes, the principal of and premium, if any, on any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue principal and premium and (to the extent permitted by applicable law) any overdue interest in respect of the Notes at the rate of 14% per annum,
(y) all Events of Default, other than non-payment of amounts which have become due solely by reason of such declaration, and all conditions and events which constitute Events of Default or Potential Events of Default have been cured or waived pursuant to section 19, and (z) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement; but no such rescission and annulment shall extend to or affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon.

                 12. Remedies on Default, etc. In case any one or more Events of Default or Potential Events of Default shall occur and be continuing, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in such Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise. In case of a default in the payment of any principal of or premium, if any, or interest on any Note, the Company will pay to the holder thereof such further amount as shall be sufficient to cover the cost and expenses of collection, including, without limitation, reasonable attorneys' fees, expenses and disbursements. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

                 13.  Subordination of Subordinated Notes.  13.1.  General.
The payment of principal of and interest and premium on, and all fees, expenses, reimbursements and other amounts payable by the Company under, the Notes and this Agreement (the "Subordinated Debt") shall be subordinate and junior in right of payment to all Superior Debt (as defined in section 13.2) to the extent and in the manner provided in this section 13.

                 13.2. Superior Debt. As used in this section 13, the term "Superior Debt" shall mean (a) all principal of and interest (including interest accrued during a bankruptcy proceeding) on Debt of the Company outstanding from time to time under the Credit Agreement, all obligations of the Company in respect of any interest rate swap, cap or other hedging arrangement entered into with the Lender under the Credit Agreement and all fees, expenses, reimbursements and other amounts payable by the Company under the Credit Agreement, and all Guaranties with respect to the foregoing, and (b) other Debt of the Company outstanding in compliance with section 10.2, and all fees, expenses, reimbursements and other amounts payable by the Company with respect to such Debt, other than (i) Debt which by its terms is expressly subordinated to any other Debt of the Company and

(ii) Debt outstanding between the Company and any Subsidiary; or between any Subsidiary and another Subsidiary; or (unless such Debt meets the standard for transactions with Affiliates set forth in section 10.6) between the Company and any Affiliate of the Company or between any Subsidiary and an Affiliate of the Company. The Superior Debt shall continue to be Superior Debt and entitled to the benefits of these subordination provisions irrespective of any amendment, modification or waiver of any term of the Superior Debt or extension or renewal of the Superior Debt.

                 13.3. Default in Respect of Superior Debt. (a) In the event the Company shall default in the payment of any principal of, or premium, if any, or interest on any Superior Debt when the same becomes due and payable, whether at maturity or at a date fixed for payment or prepayment thereof or by declaration or otherwise, then, unless and until such default shall have been remedied or waived in writing or shall have ceased to exist, no direct or indirect payment (in cash, property or securities or by set-off or otherwise, except securities which are subordinate and junior in right of payment to the payment of Superior Debt at least to the extent provided in this section 13) shall be made on account of the principal of, or premium, if any, or interest on any Subordinated Debt, or as a sinking fund for Subordinated Debt, or in respect of any redemption, retirement, purchase or other acquisition of any Subordinated Debt.

                 (b) Upon the happening of an event of default with respect to any Superior Debt, as defined therein or in the instrument under which the same is outstanding, permitting the holders thereof to accelerate the maturity thereof (other than under circumstances when the terms of section 13.3(a) are applicable), then, unless and until such event of default shall have been remedied or waived in writing or shall have ceased to exist, no direct or indirect payment (in cash, property or securities or by set-off or otherwise, except securities which are subordinate and junior in right of payment to the payment of Superior Debt at least to the extent provided in this section 13) shall be made on account of the principal of or premium, if any, or interest on any Subordinated Debt or as a sinking fund for the Subordinated Debt, or in respect of any redemption, retirement, purchase or other acquisition of any Subordinated Debt, during any period:

                          (i) of up to 180 days after written notice of such default shall have been given to the Company and each holder of Subordinated Debt by the holders of 25% in principal amount of the Superior Debt, provided that (x) only one such notice may be given by the holders of the Superior Debt in any 360-day period and (y) only two such notices of default pertaining to a specific covenant of any such Superior Debt may be given during the terms of the Notes; or

                          (ii) in which any judicial proceeding shall be pending in respect of such default or an effective notice of acceleration of the maturity of the Superior Debt shall have been transmitted to the Company in respect of such default.

                 13.4.  Insolvency, etc.  In the event of:

                 (a) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company, its creditors as such or its property,

                 (b) any proceeding for the liquidation, dissolution or other winding-up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,

                 (c) any assignment by the Company for the benefit of creditors, or

                 (d)  any other marshaling of the assets of the Company,

all Superior Debt shall first be paid in full in cash or cash equivalents (or with other assets acceptable to the holders of the Superior Debt) before payment or distribution, whether in cash, securities or other property, shall be made to any holder of any Subordinated Debt on account of any Subordinated Debt. Any payment or distribution, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in this section 13 with respect to the Subordinated Debt, to the payment of all Superior Debt at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for these subordination provisions) be payable or deliverable in respect of Subordinated Debt shall be paid or delivered directly to the holders of Superior Debt in accordance with the priorities then existing among such holders until all Superior Debt shall have been paid in full in cash or cash equivalents (or with other assets acceptable to the holders of the Superior Debt).

                 13.5. Payments and Distributions Received. If any payment or distribution of any character or any security, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in this section 13 with respect to Subordinated Debt, to the payment of all Superior Debt at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by any holder of any Subordinated Debt in contravention of any of the terms hereof and before all the Superior Debt shall have been paid in full in cash or cash equivalents (or with other assets acceptable to the holders of the Superior Debt), such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Superior Debt at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Superior Debt remaining unpaid, to the extent necessary to pay all such Superior Debt in full in cash (or with other assets acceptable to the holders of the Superior Debt).

                 13.6. No Prejudice or Impairment. No present or future holder of any Superior Debt shall be prejudiced in the right to enforce subordination of the Subordinated Debt by any act or failure to act on the part of the Company or the holders of the Subordinated Debt. Nothing contained herein shall impair, as between the Company and the holder of any Subordinated Debt, the obligation of the Company to pay to the holder thereof the principal thereof and interest thereon as and when the same shall become due and payable in accordance with the terms thereof and of this Agreement, or prevent the holder of any Subordinated Debt from exercising all rights, powers and remedies otherwise permitted by applicable law or hereunder upon a Potential Event of Default or Event of Default hereunder, all subject to the terms of this section 13 and the rights of the holders of the Superior Debt to receive cash, securities or other property otherwise payable or deliverable to the holders of Subordinated Debt.

                 13.7. Payment of Superior Debt, Subrogation, etc. Upon the payment in full of all Superior Debt in cash (or with other assets acceptable to the holders of the Superior Debt), the holders of Subordinated Debt shall be subrogated to all rights of any holders of Superior Debt to receive any further payments or distributions applicable to the Superior Debt until the Subordinated Debt shall have been paid in full, and, for the purposes of such subrogation, no payment or distribution received by the holders of Superior Debt of cash, securities, or other property to which the holders of Subordinated Debt would have been entitled except for this section 13 shall, as between the Company and its creditors other than the holders of Superior Debt, on the one hand, and the holders of Subordinated Debt, on the other, be deemed to be a payment or distribution by the Company on account of Superior Debt.

                 13.8. No Commencement of Proceeding. In the case of an Event of Default or Potential Event of Default hereunder, no holder of Subordinated Debt will sue for or demand from the Company or any of its Subsidiaries payment or performance of all or any part of the Subordinated Debt, or commence or join with any creditor (other than the holders of Superior Debt) in commencing, or cause the Company or any of its Subsidiaries to commence, any case or proceeding under any Federal or state bankruptcy or similar law, until the earliest to occur of (a) the payment in full of all Superior Debt in cash (or other assets acceptable to the holders of the Superior Debt), (b) the commencement by the holders of Superior Debt of any case or proceeding under any Federal or state bankruptcy or similar law, (c) the acceleration of the maturity of any Superior Debt by the holder or holders thereof, and (d) the thirtieth day (in the case of an Event of Default described in subdivision (c) of section 11 which arises from a default in the performance of or compliance with any term contained in section 10.2, 10.5 or 10.7 or an Event of Default described in subdivision (a) of section 11 which arises from a default in any payment required to be made pursuant to section 9.3) or the 120th day (in the case of any other Event of Default) following the date of declaration of such Event of Default.

                 14. Definitions. As used herein the following terms have the following respective meanings:

                 Affiliate: any Person directly or indirectly controlling or controlled by or under common control with the Company or any Subsidiary, including (without limitation) any Person beneficially owning or holding 5% or more of any class of voting securities of the Company or any Subsidiary or any other corporation of which the Company or any Subsidiary owns or holds 5% or more of any class of voting securities, provided that, for purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise, and provided further that neither you nor any other Person which is an institution shall be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of ownership of the Notes or other securities issued in exchange for the Notes or by reason of having the benefits of any agreements or covenants of the Company contained in this Agreement.

                 Board: the Board of Directors of the Company or a committee of three or more directors lawfully exercising the relevant powers of the Board.

                 Business Day: any day except a Saturday, a Sunday or other day on which commercial banks in New York City are required or authorized by law to be closed.

                 Capital Lease: as applied to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee which would, in accordance with generally accepted accounting principles, be required to be classified and accounted for as a capital lease on a balance sheet of such Person, other than, in the case of the Company or a Subsidiary, any such lease under which the Company or a Wholly-Owned Subsidiary is the lessor.

                 Capital Lease Obligation: with respect to any Capital Lease, the amount of the obligation of the lessee thereunder which would, in accordance with generally accepted accounting principles, appear on a balance sheet of such lessee in respect of such Capital Lease.

                 CERCLA: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

                 Change of Control: (a) the sale, lease or transfer of all or substantially all of the Company's assets to any Person or "group" (within the meaning of Section 13(d) of the Exchange Act, hereinafter a "Group") together with any Affiliates thereof, (b) the liquidation of the Company, (c) the acquisition by any Person or Group, together with any Affiliates thereof, of in excess of 35% of the Voting Stock of the Company, or (d) the success by any Person or Group, together with any Affiliates thereof (other than the then current Board of the Company), in causing its or their nominees to be elected to the Board such that such nominees, when added to any director remaining on the Board who is an Affiliate of such Person or Group, shall constitute 50% or more of the Board.

                 Closing Date:  the date of the Closing hereunder.

                 Code: the Internal Revenue Code of 1986, as amended from time to time.

                 Common Stock:  the meaning specified in section 1.

                 Consolidated Assets: as of any date of determination, total assets of the Company and its Restricted Subsidiaries as of such date, determined in accordance with generally accepted accounting principles.

                 Consolidated EBITDA: with reference to any period, Consolidated Net Income for such period, plus Consolidated Interest Expense, taxes, depreciation and amortization to the extent deducted in arriving at Consolidated Net Income for such Period.

                 Consolidated Funded Debt: as of any date of determination, Funded Debt of the Company and its Restricted Subsidiaries as of such date, determined in accordance with generally accepted accounting principles.

                 Consolidated Interest Expense: with reference to any period, interest expense of the Company and its Restricted Subsidiaries for such period, including amortization of debt discount and expense and imputed interest on Capital Lease Obligations properly chargeable to income during such period in accordance with generally accepted accounting principles.

                 Consolidated Net Income: with reference to any period, the net income (or deficit) of the Company and its Restricted Subsidiaries for such period (taken as a cumulative whole), after deducting all operating expenses, provisions for all taxes and reserves and all other proper deductions, all determined in accordance with generally accepted accounting principles on a consolidated basis, after eliminating all intercompany transactions and after deducting portions of income properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or a Restricted Subsidiary, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary) in which the Company or any

Restricted Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Company or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, (d) any aggregate net gain or any aggregate net loss during such period arising from the sale, exchange or other disposition of capital assets, (e) any write-up or write-down of any asset and (f) any net income or gain or any net loss during such period from any change in accounting, from any discontinued operations or the disposition thereof, from any extraordinary events or from any prior period adjustments.

                 Consolidated Net Tangible Capitalization: the total assets of the Company and its Restricted Subsidiaries appearing on a consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with generally accepted accounting principles as of the date of determination, after eliminating all intercompany transactions and all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries and after deducting therefrom (without duplication of deductions),
(a) Intangible Assets; (b) all Investments owned by the Company and its Restricted Subsidiaries other than Permitted Investments; and (c) all items that would appear on the liability side of a balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with generally accepted accounting principles, other than capital stock, surplus and Funded Debt.

                 Consolidated Senior Funded Debt: Consolidated Funded Debt other than Subordinated Funded Debt.

                 Consolidated Tangible Net Worth: Consolidated Net Tangible Capitalization less Consolidated Funded Debt, determined in accordance with generally accepted accounting principles.

                 Core Businesses: the treatment, storage, transportation and disposal of hazardous and non-hazardous liquid and solid industrial waste and by-product streams; and specialized chemical manufacturing, recovery and processing services.

                 Credit Agreement: the Credit Agreement, dated as of June 30, 1993, among the Company, Disposal Systems, Inc., a Delaware corporation, Resource Transportation Services, Inc., a Delaware corporation, GNI Chemicals Corporation, a Delaware corporation, Disposal Systems of Corpus Christi Inc., a Delaware corporation, and NationsBank of Texas, N.A., a national banking association, as amended from time to time, consisting of (a) term loans in an aggregate principal amount of not more than $10,000,000 and (b) revolving credit loans in an aggregate principal amount of not more than $20,000,000; and all renewals, rearrangements, amendments, modifications, restatements and replacements thereof.

                 Current Debt: as applied to any Person, all Debt of such Person for borrowed money which by its terms or by the terms of any instrument or agreement relating thereto matures on demand or within one year from the date of the creation thereof and is not directly or indirectly renewable or extendible at the option of the debtor to a date more than one year from the date of the creation thereof.

                 Debt:  as applied to any Person (without duplication):

                 (a) any indebtedness for borrowed money which such Person has directly or indirectly created, incurred or assumed;

                 (b) any indebtedness secured by any Lien in respect of property owned by such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness;

                 (c) any indebtedness, including any Capital Lease Obligation, with respect to which such Person has become directly or indirectly liable and which represents or has been incurred to finance the purchase price (or a portion thereof) of any property or services or business acquired by such Person, whether by purchase, consolidation, merger or otherwise; and

                 (d) any indebtedness of any other Person of the character referred to in subdivision (a), (b) or (c) of this definition with respect to which the Person whose Debt is being determined has become liable by way of a Guaranty.

                 Environmental Laws: all Federal, state, local and foreign laws, rules and regulations relating to protection of human health, safety, or the environment, the conservation or preservation of natural resources, including flora and fauna, the control, prohibition, or restriction of emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

                 ERISA: the Employee Retirement Income Security Act of 1974, as amended from time to time.

                 Exchange Act: the Securities Exchange Act of 1934, as amended from time to time.

                 Event of Default:  the meaning specified in section 11.

                 Funded Debt: as applied to any Person, (a) all Debt of such Person which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, more than one year from, or is directly or indirectly renewable or extendible at the option of the debtor to a date more than one year from, the date of the creation thereof, excluding any portion thereof which matures within one year and which would be classified on a balance sheet of such Person as current liabilities in accordance with generally accepted accounting principles; (b) all Guaranties incurred by such Person with respect to Funded Debt of others; and (c) as of any date of determination, the amount of Current Debt of such Person outstanding, if any, at the last day of a thirty day period within the previous twelve months representing the lowest daily levels of Current Debt for a thirty-day period during such previous twelve months.

                 Governmental Authority: all governmental agencies, authorities, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof with jurisdiction or responsibility for the promulgation, enforcement, or oversight of Environmental Laws.

                 Guaranty: as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed

(otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. The amount of any Guaranty shall be equal to the outstanding principal amount of the obligation guaranteed.

                 Guaranty Agreement: the Guaranty Agreement, dated as of December 31, 1996, executed and delivered by the Restricted Subsidiaries of the Company, substantially in the form of Exhibit D.

                 Intangible Assets: any assets which would be treated as intangible under generally accepted accounting principles, but excluding (a) any such intangible assets existing as of June 30, 1996 and (b) additional intangible assets of up to $16,700,000 in the aggregate added after June 30, 1996 through the acquisition of businesses similar in nature to the Core Businesses.

                 Investment: as applied to any Person, any direct or indirect purchase or other acquisition by such Person of stock or other securities of any other Person, or any direct or indirect loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by such Person to any other Person, including all Debt and accounts receivable from such other Person which are not current assets or did not arise from sales to such other Person in the ordinary course of business. In computing the amount involved in any Investment at the time outstanding, (a) undistributed earnings of, and interest accrued in respect of Debt owing by, such other Person accrued after the date of such Investment shall not be included, (b) there shall not be deducted from the amounts invested in such other Person any amounts received as earnings (in the form of dividends, interest or otherwise) on such Investment or as loans from such other Person, and (c) unrealized increases or decreases in value, or write-ups, write-downs or write-offs, of Investments in such other Person shall be disregarded.

                 Lien: as to any Person, any mortgage, lien, pledge, adverse claim, charge, security interest or other encumbrance in or on, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease with respect to, any property or asset owned or held by such Person, or the signing or filing of a financing statement which names such Person as debtor, or the signing of any security agreement authorizing any other party as the secured party thereunder to file any financing statement.

                 Make-Whole Premium: with respect to any Note, a premium equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (a) such Called Principal plus (b) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Make-Whole Premium shall in no event be less than zero. As used in this definition, the following terms have the following meanings:

                 Called Principal: with respect to any Note, the principal of such Note that is to be prepaid, subject to a Make-Whole Premium, pursuant to section 9.1, 9.2 or 9.4 or is declared to be immediately due and payable pursuant to section 11, as the context requires.

                 Discounted Value: with respect to the Called Principal of any Note, the amount obtained by discounting such Called Principal from its scheduled due date to the Settlement Date, in accordance with accepted financial practice and at a discount factor (applied on a semiannual basis) equal to the Reinvestment Yield with respect to such Called Principal.

                 Reinvestment Yield: with respect to the Called Principal of any Note, the sum of (a) 2.50% plus (b) the yield to maturity determined by reference to the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or, if such Statistical Release is not published, any publicly available source of similar market data acceptable to the holders of more than 50% in principal amount of the Notes being prepaid or accelerated) for actively traded U.S. Treasury securities having a constant maturity equal to the final maturity of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, (x) by converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (y) by linear interpolation between reported yields.

                 Settlement Date: with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to section 9.1, 9.2 or 9.4 or is declared to be immediately due and payable pursuant to section 11, as the context requires.

                 Material Adverse Effect: a material adverse effect on (a) the business, operations, affairs, condition (financial or otherwise), properties or assets of the Company and its Restricted Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations hereunder and under the Operative Agreements or (c) the validity of the Notes or the Operative Agreements.

                 Material Environmental Permits: permits, registrations, consents and approvals reasonably required to carry on the businesses of the Company and its Subsidiaries as now conducted or as proposed to be conducted, including, without limitation, the hazardous/solid waste facility permits for storage, treatment and disposal operations at Deer Park and Corpus Christi, Texas issued by TNRCC or its predecessors as Part B RCRA permits under delegated authority from USEPA and as provided and required by applicable state law; Class I Underground Injection Permits issued by TNRCC pursuant to the federal Safe Drinking Water Act's underground injection control program and in accordance with state law; the exemption from RCRA land disposal restrictions issued by USEPA authorizing the injection and disposal of hazardous waste in the Company's Deer Park and Corpus Christi underground injection wells; all air permits covering the Company's facilities and operations now required or hereafter required, including without limitation, any required by Title V of the federal Clean Air Act as amended; and all general permits for stormwater discharge as provided by rules and regulations of the USEPA pursuant to the federal Clean Water Act, as amended.

                 Moody's:  Moody's Investors Service.

                 Multiemployer Plan: any Plan which is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

                 Officers' Certificate: a certificate executed on behalf of the Company by the Chairman of the Board of Directors (if an officer) or its President or one of its Vice Presidents and its Treasurer or one of its Assistant Treasurers.

                 Operative Agreements:  the Warrants and the Guaranty
Agreement.

                 Option Plans: The GNI Group, Inc. 1995 Management Equity Incentive/Stock Option Plan and The GNI Group, Inc. 1991 Stock Option Plan.

                 PBGC: the Pension Benefit Guaranty Corporation or any governmental authority succeeding to any of its functions.

                 Permitted Investments: all Investments of the Company and its Restricted Subsidiaries of the types described in sections 10.4(a) through (d), inclusive.

                 Person: a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

                 Plan: an "employee pension benefit plan" (as defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any of its Related Persons, or an employee pension benefit plan as to which the Company or any of its Related Persons would be treated as a contributory sponsor under section 4069 of ERISA if it were to be terminated.

                 Potential Event of Default: any condition or event which, with notice or lapse of time or both, would become an Event of Default.

                 Private Placement Memorandum: the Private Placement Memorandum, dated October 1996, prepared by NationsBanc Capital Markets, Inc. for use in connection with the Company's private placement of the Notes and Warrants.

                 Qualified Public Offering: an underwritten primary public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act as a result of which the Company shall have received net proceeds of at least $10,000,000.

                 RCRA: the federal Resource Conservation and Recovery Act, as amended, the state programs authorized thereby, and the regulations promulgated thereunder.

                 Related Person: any trade or business, whether or not incorporated, which, together with the Company, is under common control, as described in section 414(b) or (c) of the Code.

                 Restricted Payment: (a) any declaration or payment of any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Company now or hereafter outstanding, except a dividend payable solely in shares of stock of the Company; and (b) any redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of any class of stock of the Company now or hereafter outstanding, or of any warrants, rights or options to acquire any such shares, except to the extent that the consideration therefor consists of shares of stock of the Company.

                 Restricted Subsidiary: any Subsidiary existing on the date of this Agreement and designated on Schedule C as a Restricted Subsidiary; and any Subsidiary which has been designated as a Restricted Subsidiary after the date of this Agreement by resolution of the Board; provided that no such designation shall be effective unless immediately after giving effect to such designation
(a) at least 70% (by number of votes) of the Voting Stock of such Subsidiary is at the time owned by the Company or by one or more Wholly-Owned Restricted Subsidiaries, (b) such Subsidiary shall not be liable with respect to any Debt or hold any Investment which it could not become liable with respect to or hold under this Agreement on the date of such designation if it were then a Restricted Subsidiary, (c) no condition or event shall exist which constitutes an Event of Default or Potential Event of Default, and (d) such Subsidiary shall not have in its chain of ownership any Subsidiary which is not a Wholly-Owned Restricted Subsidiary. No Subsidiary which has been designated as a Restricted Subsidiary may thereafter be redesignated as a Subsidiary which is not a Restricted Subsidiary.

                 Securities Act: the Securities Act of 1933, as amended from time to time.

                 Standard & Poor's: Standard & Poor's, a division of the McGraw-Hill Companies, Inc.

                 Subordinated Debt: the meaning specified therefor in section 13.1.

                 Subordinated Funded Debt: (a) the Notes and (b) any other Funded Debt of the Company or any Restricted Subsidiary which is created under or evidenced by an instrument containing provisions for the subordination of such Funded Debt to other Debt of the Company or such Restricted Subsidiary (i) substantially the same as those set forth in section 13 or (ii) otherwise satisfactory to the holders of more than 50% in principal amount of the Notes at the time outstanding (subject to section 15.4).

                 Subsidiary: any corporation at least 50% (by number of votes) of the Voting Stock of which is at the time owned by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries.

                 Superior Debt:  the meaning specified therefor in section
13.2.

                 TNRCC:  the Texas Natural Resource Conservation Commission.

                 USEPA:  the United States Environmental Protection Agency.

                 Voting Stock: with reference to any corporation, stock of any class or classes (or equivalent interests), if the holders of the stock of such class or classes (or equivalent interests) are ordinarily, in the absence of contingencies, entitled to vote for the election of the directors (or Persons performing similar functions) of such corporation, even though the right so to vote has been suspended by the happening of such a contingency.

                 Warrants:  the meaning specified in section 1.

                 Wholly-Owned: as applied to any Restricted Subsidiary, a Restricted Subsidiary all the outstanding shares (other than directors' qualifying shares, if required by law) of every class of stock of which are at the time owned by the Company or by one or more Wholly-Owned Restricted Subsidiaries or by the Company and one or more Wholly- Owned Restricted Subsidiaries.

                 15. Registration, Transfer and Substitution of Notes; Action by Noteholders.

                 15.1. Note Register; Ownership of Notes. The Company will keep at its principal office a register in which the Company will provide for the registration of Notes and the registration of transfers of Notes. The Company may treat the Person in whose name any Note is registered on such register as the owner thereof for the purpose of receiving payment of the principal of and the premium, if any, and interest on such Note and for all other purposes, whether or not such Note shall be overdue, and the Company shall not be affected by any notice to the contrary. All references in this Agreement to a "holder" of any Note shall mean the Person in whose name such
Note is at the time registered on such register.

                 15.2. Transfer and Exchange of Notes. Upon surrender of any Note for registration of transfer or for exchange to the Company at its principal office, the Company at its expense will execute and deliver in exchange therefor a new Note or Notes in denominations of at least $1,000,000 and integral multiples of $100,000 in excess thereof (unless the unpaid principal amount of the surrendered Note is less than $1,000,000 or is not evenly divisible by $100,000), as requested by the holder or transferee, which aggregate the unpaid principal amount of such surrendered Note, registered as such holder or transferee may request, dated so that there will be no loss of interest on such surrendered Note and otherwise of like tenor.

                 15.3. Replacement of Notes. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Note and, in the case of any such loss, theft or destruction of any Note, upon delivery of an indemnity bond in such reasonable amount as the Company may determine (or, in the case of any Note held by you or another institutional holder or your or its nominee, of an indemnity agreement from you or such other holder) or, in the case of any such mutilation, upon the surrender of such Note for cancellation to the Company at its principal office, the Company at its expense will execute and deliver, in lieu thereof, a new
Note in the unpaid principal amount of such lost, stolen, destroyed or mutilated Note, dated so that there will be no loss of interest on such Note and otherwise of like tenor. Any Note in lieu of which any such new Note has been so executed and delivered by the Company shall not be deemed to be an outstanding Note for any purpose of this Agreement.

                 15.4. Notes held by Company, etc., Deemed Not Outstanding. For the purposes of determining whether the holders of the Notes of the requisite principal amount at the time outstanding have taken any action authorized by this Agreement with respect to the giving of consents or approvals or with respect to acceleration upon an Event of Default, any Notes directly or indirectly owned by the Company or any of its Subsidiaries or Affiliates shall be disregarded and deemed not to be outstanding.

                 16. Payments on Notes. 16.1. Place of Payment. Payments of principal, premium, if any, and interest becoming due and payable on the Notes shall be made at the principal office of The Chase Manhattan Bank, N.A., in the Borough of Manhattan, the City and State of New York, unless the Company, by written notice to each holder of any Notes, shall designate the principal office of another bank or trust company in such Borough as such place of payment, in which case the principal office of such other bank or trust company shall thereafter be such place of payment.

                 16.2. Home Office Payment. So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in section 16.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, premium, if any, and interest by the method and at the address specified for such purpose in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that any Note paid or prepaid in full shall be surrendered to the Company at its principal office or at the place of payment maintained by the Company pursuant to section 16.1 for cancellation. Prior to any sale or other disposition of any Note held by you or your nominee you will surrender such Note to the Company in exchange for a new Note or Notes pursuant to section 15.2. The Company will afford the benefits of this section 16.2 to any institutional investor which is the direct or indirect transferee of any Note purchased by you under this Agreement and which has made the same agreement relating to such Note as you have made in this section 16.2.

                 17. Expenses, etc. Whether or not the transactions contemplated by this Agreement shall be consummated, the Company will pay all expenses in connection with such transactions and in connection with any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement or the Notes, including, without limitation: (a) the cost and expenses of preparing and reproducing this Agreement and the Notes, of furnishing all opinions by counsel for the Company (including any opinions requested by your special counsel as to any legal matter arising hereunder) and all certificates on behalf of the Company, and of the Company's performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with; (b) the cost of delivering to your principal office, insured to your satisfaction, the Notes sold to you hereunder and any Notes delivered to you upon any substitution of Notes pursuant to section 15 and of your delivering any Notes, insured to your satisfaction, upon any such substitution;
(c) the reasonable fees, expenses and disbursements of one special counsel for the holders of the Notes (and, in addition, any local counsel determined by the holders of the Notes to be necessary in the circumstances) in connection with such transactions and any such amendments or waivers; and (d) the reasonable out-of-pocket expenses incurred by you in connection with such transactions and any such amendments or waivers. The Company also will pay, and will save you and each holder of any Notes harmless from, all claims in respect of the fees, if any, of brokers and finders and any and all liabilities with respect to any taxes (including interest and penalties) which may be payable in respect of the execution and delivery of this Agreement, the issue of the Notes and any amendment or waiver under or in respect of this Agreement or the Notes. The obligation of the Company under this section 17 shall survive any disposition or payment of the Notes and the termination of this Agreement.

                 18. Survival of Representations and Warranties. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Company in connection with the transactions contemplated by this Agreement shall survive the execution and delivery of this Agreement, any investigation at any time made by you or on your behalf, the purchase of the Notes by you under this Agreement and any disposition or payment of the Notes. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement or in connection with the transactions contemplated by this Agreement shall be deemed representations and warranties of the Company under this Agreement.

                 19. Amendments and Waivers. Any term of this Agreement or of the Notes may be amended and the observance of any term of this Agreement or of the Notes may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of more than 50% in principal amount of the Notes at the time outstanding (subject to section 15.4), provided that, without the prior written consent of the holders of all the Notes at the time outstanding (subject to section 15.4), no such amendment or waiver shall (a) change the maturity or the principal amount of, or reduce the rate or change the time of payment of interest on, or change the amount or the time of payment of any principal or premium payable on any prepayment of, any Note, (b) reduce the aforesaid percentages of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, (c) change the percentage of the principal amount of the Notes the holders of which may declare the Notes to be due and payable as provided in section 11, and (d) decrease the percentage of the principal amount of the Notes the holders of which may rescind and annul any such declaration as provided in section 11. Any amendment or waiver effected in accordance with this section 19 shall be binding upon each holder of any Note at the time outstanding, each future holder of any Note and the Company. No amendment of section 13 will be effective without the consent of the majority in interest of the Lenders under the Credit Agreement and the majority in interest of the holders of any other Superior Debt.

                 20. Notices, etc. Except as otherwise provided in this Agreement, notices and other communications under this Agreement shall be in writing and shall be delivered by hand or courier service, or mailed by registered or certified mail, return receipt requested, addressed, (a) if to you, at the address set forth in Schedule A or at such other address as you shall have furnished to the Company in writing, except as otherwise provided in section 16.2 with respect to payments on Notes held by you or your nominee, or
(b) if to any other holder of any Note, at such address as such other holder shall have furnished to the Company in writing, or, until any such other holder so furnishes to the Company an address, then to and at the address of the last holder of such Note who has furnished an address to the Company, or (c) if to the Company, at its address set forth at the beginning of this Agreement, to the attention of Chief Financial Officer, or at such other address, or to the attention of such other officer, as the Company shall have furnished to you and each such other holder in writing. Any notice so addressed and delivered by hand or courier shall be deemed to be given when received, and any notice so addressed and mailed by registered or certified mail shall be deemed to be given three business days after being so mailed.

                 21. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not, and, in particular, shall inure to the benefit of and be enforceable by any holder or holders at the time of the Notes or any part thereof. Except as stated in section 18, this Agreement embodies the entire agreement and understanding between you and the Company and supersedes all prior agreements and understandings relating to the subject matter hereof.
This Agreement and the Notes shall be construed and enforced in accordance with and governed by the law of the State of New York. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

                 If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterparts of this letter and return one of the same to the Company, whereupon this letter shall become a binding agreement between you and the Company.

                                           Very truly yours,

                                           THE GNI GROUP, INC.



                                           By: Titus H. Harris, III
                                              --------------------------------
                                               Name:  Titus H. Harris, III
                                               Title: Chief Financial Officer


The foregoing Agreement is
hereby agreed to as of the
date thereof.

THE EQUITABLE LIFE ASSURANCE SOCIETY
  OF THE UNITED STATES



By:  U. Peter C. Gummeson
     ---------------------------------------
     Name:  U. Peter C. Gummeson
     Title: Investment Officer


JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY



By:  Willma H. Davis
     ---------------------------------------
     Name:  Willma H. Davis
     Title: Second Vice President


SIGNATURE 1A (CAYMAN), LTD.

By:  John Hancock Mutual Life Insurance Company,
       Portfolio Advisor



By:  Willma H. Davis
     ---------------------------------------
     Name:  Willma H. Davis
     Title: Second Vice President